Exhibit 99.1

FOR RELEASE	More information:
James Hart, 203.956.8746 (O) 203.339.2578 (M)

AFFINION GROUP, INC. ANNOUNCES RESULTS FOR THE THIRD QUARTER

ENDED SEPTEMBER 30, 2009

ACHIEVES RECORD QUARTERLY ADJUSTED EBITDA OF $86.1 MILLION

TRAILING TWELVE-MONTH ADJUSTED EBITDA AT $313.1 MILLION

NORWALK, Conn., October 30, 2009 – Affinion Group, Inc. (“Affinion” or the “Company”), a global leader in customer engagement solutions that enhance and extend the relationship and loyalty of millions of consumers for financial service, retailing, hospitality and e-commerce companies, today announced its financial results for the three month period ended September 30, 2009 (the “third quarter”).

“This quarter, our business performance overall was solid and we achieved our highest quarterly Adjusted EBITDA in the Company’s history, as the negative effects from foreign-exchange and the higher cost of insurance began to lessen,” said Nathaniel J. Lipman, Affinion’s President and Chief Executive Officer. “While we remain committed to increasing our full year 2009 Adjusted EBITDA over 2008, we anticipate our trailing twelve month Adjusted EBITDA next quarter will decline from this quarter’s level as we increase our marketing and related customer acquisition spend over the remainder of the year, both in support of the significant new programs we were recently awarded, as well as to capitalize on the other opportunities we have with clients as the macro-economic environment continues to stabilize.”

Results Highlights

Note: readers are urged to review the section entitled “Important Notes” at the end of this release for a description of certain items affecting the results, including a definition of the term “Transactions”.

Third Quarter Net Revenues

☐	Net revenues for the third quarter of 2009 were $361.1 million as compared to $364.8 million for the third quarter of 2008, reflecting a decline of 1.0%.

☐	The decrease in net revenues was due to a decline in North American products net revenue, as a higher cost of insurance was only partially offset by a modest increase in International products net revenue.

☐	Excluding the $7.6 million negative impact of foreign-exchange in the quarter, which is derived by holding the currency rates from the third quarter of 2008 constant, net revenues would have grown 1.1% from the third quarter of 2008.

Third Quarter Operating Results

☐	Adjusted EBITDA (as defined in Note (d) of Table 7) was $86.1 million as compared to $85.9 million for the third quarter of 2008.

☐	Segment EBITDA for the third quarter of 2009 was $82.7 million as compared to $83.9 million for the third quarter of 2008.

☐	Excluding the impact of the Transactions, Segment EBITDA decreased $3.7 million, or 4.4%, resulting from lower North American net revenues primarily due to the higher cost of insurance, which more than offset lower overall operating expenses.

Segment Commentary

North America:

Membership products revenue increased $1.7 million, from $183.1 million to $184.8 million, or 0.9%, as compared to the third quarter of 2008. Excluding the impact of purchase accounting, net revenue decreased $2.8 million, or 1.5%. Membership Segment EBITDA was flat as compared to the third quarter 2008 at $38.3 million. Excluding $2.6 million of purchase accounting adjustments, Segment EBITDA was down $2.6 million, primarily from the lower net revenues and increases in general and administrative expenses, as well as marketing and commission expenses, partially offset by lower operating costs.

Insurance and Package products revenue decreased $5.4 million, from $95.1 million to $89.7 million, or 5.7%, primarily due to a higher cost of insurance as a result of higher claims experience and lower package revenue as lower annualized revenue per member more than offset a 19.5% growth in package member volumes. Insurance and Package Segment EBITDA declined $3.3 million in the third quarter, from $30.3 million to $27.0 million, primarily due to the lower net revenue, partially offset by lower employee-related expenses.

Loyalty products revenue decreased $1.4 million, from $21.0 million to $19.6 million, or 6.7%, as revenue from the launch of a significant new program this quarter was more than offset by lower fee-based revenue from the points redemption program acquired in 2008 as well as lower revenue from renewed contracts. Loyalty Segment EBITDA increased $0.6 million in the quarter, from $6.2 million to $6.8 million, primarily due to the launch of the new program, net of product and servicing costs.

International:

International revenue increased $1.1 million, from $66.7 million to $67.8 million, or 1.6%, as growth in new retail programs and revenue from businesses acquired in the fourth quarter of 2008 more than offset the negative impact of foreign-exchange. Excluding the $7.6 million impact of foreign-exchange in the quarter, which is derived by holding the currency rates from the third quarter of 2008 constant, third quarter revenue would have grown 13.0% over the third quarter of 2008. International Segment EBITDA increased $2.3 million, from $10.4 million to $12.7 million, as growth in new retail and the net effect of newly acquired businesses were only partially offset by the negative impact of foreign-exchange.

Selected Liquidity Data

Affinion has several debt instruments outstanding, including senior notes, senior subordinated notes, and senior secured credit facilities, which consist of a term loan facility and revolving credit facility. For a more complete description of Affinion’s debt instruments, see the note in Table 2.

At September 30, 2009, Affinion had $302.8 million outstanding under the senior notes issued in 2005 (net of discounts and premiums), $137.5 million outstanding under the senior notes issued in 2009 (net of discounts), $648.6 million outstanding under its term loan facility, and $352.3 million outstanding under the senior subordinated notes (net of discounts).

As of September 30, 2009, there were no outstanding borrowings under the Company’s revolving credit facility and $98.3 million was available for borrowing, after giving effect to the issuance of $1.7 million in letters of credit.

At September 30, 2009, the Company had $123.2 million of unrestricted cash on hand.

Call-In Information

Affinion will hold an informational call to discuss the results for the three month period ended September 30, 2009 at 10:00 am (EDT) on Friday, October 30, 2009. The conference call will be broadcast live and can be accessed by dialing 1-866-394-8483 (domestic) or 1-706-758-1455 (international) and entering passcode 35751035. Interested parties should call at least ten (10) minutes prior to the call to register. The Company will also provide an on-line Web simulcast of its conference call at www.affinion.com/ir. A telephonic replay of the call will be available through midnight (EST) November 2, 2009 by dialing 1-800-642-1687 (domestic) or 1-706-645-9291 (international) and entering passcode 35751035.

Important Notes

On October 17, 2005, Affinion Group Inc. completed the acquisition (the “Transactions”) of the Marketing Services Division (the “Predecessor”) of Cendant Corporation (“Cendant”) pursuant to a purchase agreement dated July 26, 2005, as amended. Substantially all of the assets and liabilities of the Predecessor were acquired by Affinion in the Transactions.

The information presented in this release is a comparison of the unaudited consolidated results of operations for the three and nine month periods ended September 30, 2009 and the unaudited consolidated results of operations for the three and nine month periods ended September 30, 2008.

Purchase accounting adjustments made in 2005 as a result of the Transactions had a modest impact on Affinion’s results of operations for the three and nine month periods ended September 30, 2009 and 2008. For example, because deferred revenues were reduced in purchase accounting, net revenues recognized for periods following the Transactions were less than they otherwise would have been, with the majority of the impact of the purchase accounting adjustments recognized in 2005 through 2007. The effect of these purchase accounting adjustments on Affinion’s results of operations for the three and nine month periods ended September 30, 2009 as compared to the three and nine month periods ended September 30, 2008 was to increase net revenues by $4.8 million and $15.6 million, respectively, and to increase Segment EBITDA by $2.5 million and $7.4 million, respectively.

About Affinion Group

As a global leader with more than 35 years of experience, Affinion Group (www.affinion.com) enhances the value of its partners’ customer relationships by developing and marketing loyalty solutions. Leveraging its expertise in customer engagement, product development and targeted marketing, Affinion provides programs in subscription-based lifestyle services, personal protection, insurance and other areas to help generate increased customer loyalty and significant incremental revenue for more than 5,500 marketing partners worldwide, including many of the largest and most respected companies in financial services, retail, travel, and Internet commerce. Based in Norwalk, Conn., the company has approximately 3,550 employees throughout the United States and in 12 other countries, primarily in Europe, and markets in 15 countries globally. Affinion holds the prestigious ISO 27001 certification for the highest information security practices, is PCI compliant and Cybertrust certified.

Safe Harbor Statement Under the U.S. Private Securities Litigation Reform Act of 1995

This press release may contain statements that are forward looking, as that term is defined by the Private Securities Litigation Reform Act of 1995 or by the Securities and Exchange Commission in its rules, regulations and releases. These statements include, but are not limited to, discussions regarding industry outlook, Affinion’s expectations regarding the performance of its business, its liquidity and capital resources, its guidance for 2009 and the other non-historical statements in the discussion and analysis. These forward-looking statements are based on management’s beliefs, as well as assumptions made by, and information currently available to, management. When used in this release, the words “believe”, “anticipate”, “estimate”, “expect”, “intend” and similar expressions are intended to identify forward-looking statements. Although management believes that the expectations reflected in these forward-looking statements are reasonable, it can give no assurance that these expectations will prove to have been correct. These statements are subject to certain risks, uncertainties and assumptions, including risks related to general economic and business conditions and international and geopolitical events, a downturn in the credit card industry or changes in the techniques of credit card issuers, market place consolidation among financial institution partners, industry trends, foreign currency exchange rates, the effects of a decline in travel on Affinion’s travel fulfillment business, termination or expiration of one or more agreements with its affinity partners or a reduction of the marketing of its services by one or more of its affinity partners, its substantial leverage, restrictions contained in its debt agreements, its inability to compete effectively and other risks identified and discussed under the caption “Item 1A. Risk Factors” in Affinion’s Annual Report on Form 10-K for the year ended December 31, 2008, and the other periodic reports filed by Affinion with the SEC from time to time.

Financial Tables and Other Data Follow

TABLE 1

AFFINION GROUP, INC.

UNAUDITED SUPPLEMENTAL DATA FOR SELECTED

BUSINESS SEGMENTS

The following table provides data for selected business segments.

Member and insured amounts in thousands, except dollars and percentages.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2009	2008	2009	2008
Affinion North America:
Membership Products -
Retail
Average Members(1)	7,247	7,750	7,331	7,934
% Monthly Members	53.3%	43.0%	50.5%	41.2%
% Annual Members	46.7%	57.0%	49.5%	58.8%
Annualized Net Revenue Per Average Member(2)	$81.50	$82.75	$79.77	$76.80
Wholesale
Average Members(1)	2,335	2,833	2,408	3,076
Portion for service formerly retail and other(3)	1,938	2,158	1,976	2,253
Average Retail Members including wholesale formerly retail and other(3)	9,185	9,908	9,307	10,187
Insurance and Package Products -
Insurance
Average Basic Insured(1)	23,686	22,831	23,439	23,508
Average Supplemental Insured	4,522	4,771	4,564	4,838
Annualized Net Revenue Per Supplemental Insured(2)	$59.61	$58.44	$55.82	$57.47
Package
Average Members(1)	6,554	5,485	6,166	5,561
Annualized Net Revenue Per Average Member(2)	$10.45	$13.84	$11.47	$13.67
Affinion International:
International Products -
Package
Average Members(1)	16,434	16,343	16,209	16,155
Annualized Net Revenue Per Average Package Member(2)	$7.79	$8.88	$7.39	$9.17
Other Retail Membership
Average Members(1)	1,392	1,693	1,484	1,755
Annualized Net Revenue Per Average Member(2)	$39.09	$38.26	$34.46	$38.24
New Retail Membership
Average Members(1)	607	498	603	444
Annualized Net Revenue Per Average Member(2)	$102.35	$100.83	$89.20	$101.75
Global Membership Products:
Retail
Average Members(1) (4)	7,854	8,248	7,934	8,378
Annualized Net Revenue Per Average Member(2)	$83.11	$83.84	$80.49	$78.12
Average Retail Members including wholesale formerly retail and other(3) (4)	9,792	10,406	9,910	10,631

(1)

Average Members and Average Basic Insured for the period are each calculated by determining the average members or insureds, as applicable, for each month (adding the number of members or insureds, as applicable, at the beginning of the month with the number of members or insureds, as applicable, at the end of the month and dividing that total by two) for each of the months in the period and then averaging that result for the period. A member’s or insured’s, as applicable, account is added or removed in the period in which the member or insured, as applicable, has joined or cancelled.

(2)

Annualized Net Revenue Per Average Member and Annualized Net Revenue Per Supplemental Insured are each calculated by taking the revenues as reported for the period and dividing it by the average members or insureds, as applicable, for the period. Quarterly periods are then multiplied by four to annualize this amount for comparative purposes. Upon cancellation of a member or an insured, as applicable, the member’s or insured’s, as applicable, revenues, are no longer recognized in the calculation.

(3)

Certain programs historically offered as retail arrangements are currently offered as wholesale arrangements where the Company receives lower annualized price points and pays no related commission expense. Additionally, more recently, the Company has entered into other relationships with new and existing affinity partners, including arrangements where the affinity partner offers the Company’s membership programs at point of sale retail locations to their customers and the Company receives lower annualized price points and pays no related commission expense.

(4)	Includes International Operations New Retail Average Members.

TABLE 2

AFFINION GROUP, INC.

UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS

AS OF SEPTEMBER 30, 2009 AND DECEMBER 31, 2008

(In millions, except share amounts)

	September 30, 2009	December 31, 2008
Assets
Current assets:
Cash and cash equivalents	$123.2	$36.3
Restricted cash	35.6	35.6
Receivables (net of allowance for doubtful accounts of $0.6 and $0.8, respectively)	99.1	77.6
Receivables from related parties	9.9	15.6
Profit-sharing receivables from insurance carriers	88.1	98.3
Prepaid commissions	65.1	62.0
Other current assets	51.3	43.0

Total current assets	472.3	368.4
Property and equipment, net	101.5	91.2
Contract rights and list fees, net	36.0	40.7
Goodwill	308.9	307.5
Other intangibles, net	489.4	604.4
Receivables from related parties	2.5	5.3
Other non-current assets	123.1	43.1

Total assets	$1,533.7	$1,460.6

Liabilities and Deficit
Current liabilities:
Current portion of long-term debt	$0.3	$6.7
Accounts payable and accrued expenses	337.2	268.2
Payables to related parties	14.4	10.0
Deferred revenue	211.6	231.3

Total current liabilities	563.5	516.2
Long-term debt	1,442.2	1,360.6
Deferred income taxes	25.1	20.5
Deferred revenue	31.4	35.4
Other long-term liabilities	71.7	74.4

Total liabilities	2,133.9	2,007.1

Commitments and contingencies
Deficit:
Common stock and additional paid-in capital, $0.01 par value, 1,000 shares authorized, and 100 shares issued and outstanding	285.5	311.7
Accumulated deficit	(894.8)	(855.2)
Accumulated other comprehensive income	8.1	(3.7)

Total Affinion Group, Inc. deficit	(601.2)	(547.2)
Non-controlling interest in subsidiary	1.0	0.7

Total deficit	(600.2)	(546.5)

Total liabilities and deficit	$1,533.7	$1,460.6

Note: The information presented in this release reflects the financial statement data and the results of operations of Affinion Group, Inc., (“Affinion”) and its consolidated subsidiaries, and does not include the $350 million senior unsecured term loan facility incurred by Affinion Group Holdings, Inc., as described in the Liquidity and Capital Resources section of the Form 10-K filed for the fiscal year ended December 31, 2008. As part of the financing for the Transactions, Affinion (a) issued $270.0 million in principal amount of 10 1/8% senior notes maturing on October 15, 2013 ($266.4 million net of discount), (b) entered into new senior secured credit facilities consisting of a term loan facility in the principal amount of $860.0 million and a revolving credit facility in an aggregate amount of up to $100.0 million, and (c) entered into a senior subordinated bridge loan facility in the principal amount of $383.6 million. On April 26, 2006, $349.5 million of principal borrowings under the senior subordinated bridge loan facility were repaid using the proceeds from a private offering of $355.5 million aggregate principal amount of 11 1/2% senior subordinated notes maturing on October 15, 2015. Subsequently, on May 3, 2006, the remaining $34.1 million of principal borrowings under the senior subordinated bridge loan facility were repaid using the proceeds from another private offering of $34.0 million aggregate principal amount of 10 1/8% senior notes maturing on October 15, 2013. The senior notes were issued as additional notes under the indenture dated as of October 17, 2005. On June 5, 2009, Affinion issued $150.0 million of new 10 1/8% senior notes maturing on October 15, 2013 ($136.5 million net of discount) in a private placement transaction.

TABLE 3

AFFINION GROUP, INC.

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2009 AND 2008

(In millions)

	For the Three Months Ended		For the Nine Months Ended
	September 30, 2009	September 30, 2008	September 30, 2009	September 30, 2008
Net revenues	$361.1	$364.8	$1,028.6	$1,058.3

Expenses:
Cost of revenues, exclusive of depreciation and amortization shown separately below:
Marketing and commissions	161.0	160.1	452.9	475.3
Operating costs	88.2	96.7	261.2	277.2
General and administrative	29.2	24.1	85.5	77.9
Depreciation and amortization	51.7	68.4	153.2	205.6

Total expenses	330.1	349.3	952.8	1,036.0

Income from operations	31.0	15.5	75.8	22.3
Interest income	3.5	0.4	4.5	1.4
Interest expense	(39.3)	(35.6)	(97.8)	(87.1)
Other income (expense), net	(4.8)	2.8	(11.5)	2.6

Loss before income taxes and non-controlling interest	(9.6)	(16.9)	(29.0)	(60.8)
Income tax expense	(6.4)	(3.1)	(9.9)	(8.9)

Net loss	(16.0)	(20.0)	(38.9)	(69.7)
Less: net income attributable to non-controlling interest	(0.3)	(0.3)	(0.7)	(0.6)

Net loss attributable to Affinion Group, Inc.	$(16.3)	$(20.3)	$(39.6)	$(70.3)

TABLE 4

AFFINION GROUP, INC.

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2009 AND 2008

	For the Nine Months Ended
	September 30, 2009	September 30, 2008
Operating Activities
Net loss	$(38.9)	$(69.7)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	153.2	205.6
Amortization of favorable and unfavorable contracts	(1.7)	(2.3)
Amortization of debt discount and financing costs	5.7	4.4
Unrealized loss (gain) on interest rate swaps	2.2	(8.1)
Unrealized foreign currency transaction loss	11.6	—
Stock-based compensation	3.8	2.3
Interest accretion on held-to-maturity securities	(2.3)	—
Deferred income taxes	(6.8)	3.8
Payment received for assumption of loyalty points program liability	6.7	7.4
Net change in assets and liabilities:
Restricted cash	0.7	0.6
Receivables	(18.9)	(2.2)
Receivables from and payables to related parties	1.3	(22.5)
Profit-sharing receivables from insurance carriers	10.4	(24.4)
Prepaid commissions	(2.3)	3.5
Other current assets	(3.1)	(2.2)
Contract rights and list fees	(1.7)	(0.1)
Other non-current assets	(16.7)	(1.6)
Accounts payable and accrued expenses	36.3	31.1
Deferred revenue	(27.4)	(9.9)
Income taxes receivable and payable	12.7	(1.5)
Other long-term liabilities	(4.8)	(4.4)
Other, net	(1.1)	(1.4)

Net cash provided by operating activities	118.9	108.4

Investing Activities
Capital expenditures	(28.2)	(25.6)
Restricted cash	0.2	(1.1)
Purchase of held-to-maturity debt securities	(44.8)	—
Acquisition-related payment, net of cash acquired	(2.3)	—

Net cash used in investing activities	(75.1)	(26.7)

Financing Activities
Proceeds from issuance of senior notes	136.5	—
Deferred financing costs	(4.3)	—
Borrowings (repayments) under line of credit, net	(57.0)	(38.5)
Principal payments on borrowings	(6.7)	(0.2)
Dividends paid to parent company	(26.2)	(37.0)
Distribution to non-controlling interest	(0.7)	(0.4)

Net cash provided by (used in) financing activities	41.6	(76.1)

Effect of changes in exchange rates on cash and cash equivalents	1.5	(1.5)

Net increase in cash and cash equivalents	86.9	4.1
Cash and cash equivalents, beginning of period	36.3	14.2

Cash and cash equivalents, end of period	$123.2	$18.3

Supplemental Disclosure of Cash Flow Information:
Interest payments	$65.2	$69.5

Income tax payments	$3.7	$6.6

TABLE 5

AFFINION GROUP, INC.

UNAUDITED COMPARISON OF 2009 TO 2008 RESULTS

(In millions)

The following tables summarize our consolidated results of operations for the three and nine months ended September 30, 2009 and 2008.

	For the Three Months Ended
	September 30, 2009	September 30, 2008	Increase (Decrease)
Net revenues	$361.1	$364.8	$(3.7)

Expenses:
Cost of revenues , exclusive of depreciation and amortization shown separately below:
Marketing and commissions	161.0	160.1	0.9
Operating costs	88.2	96.7	(8.5)
General and administrative	29.2	24.1	5.1
Depreciation and amortization	51.7	68.4	(16.7)

Total expenses	330.1	349.3	(19.2)

Income from operations	31.0	15.5	15.5
Interest income	3.5	0.4	3.1
Interest expense	(39.3)	(35.6)	(3.7)
Other income (expense), net	(4.8)	2.8	(7.6)

Loss before income taxes and non-controlling interest	(9.6)	(16.9)	7.3
Income tax expense	(6.4)	(3.1)	(3.3)

Net loss	(16.0)	(20.0)	4.0
Less: net income attributable to non-controlling interest	(0.3)	(0.3)	—

Net loss attributable to Affinion Group, Inc.	$(16.3)	$(20.3)	$4.0

	For the Nine Months Ended
	September 30, 2009	September 30, 2008	Increase (Decrease)
Net revenues	$1,028.6	$1,058.3	$(29.7)

Expenses:
Cost of revenues , exclusive of depreciation and amortization shown separately below:
Marketing and commissions	452.9	475.3	(22.4)
Operating costs	261.2	277.2	(16.0)
General and administrative	85.5	77.9	7.6
Depreciation and amortization	153.2	205.6	(52.4)

Total expenses	952.8	1,036.0	(83.2)

Income from operations	75.8	22.3	53.5
Interest income	4.5	1.4	3.1
Interest expense	(97.8)	(87.1)	(10.7)
Other income (expense), net	(11.5)	2.6	(14.1)

Loss before income taxes and non-controlling interest	(29.0)	(60.8)	31.8
Income tax expense	(9.9)	(8.9)	(1.0)

Net loss	(38.9)	(69.7)	30.8
Less: net income attributable to non-controlling interest	(0.7)	(0.6)	(0.1)

Net loss attributable to Affinion Group, Inc.	$(39.6)	$(70.3)	$30.7

Purchase accounting adjustments made in the Transactions had a less significant impact on the Company’s consolidated results of operations for the three and nine months ended September 30, 2009 compared to September 30, 2008. These entries, which are non-cash in nature, increased net revenues by $4.8 million and $15.6 million, respectively, and increased income from operations by $18.4 million and $55.6 million, respectively, for the three and nine months ended September 30, 2009 as compared to the three months and nine months ended September 30, 2008. Because deferred revenues were reduced in purchase accounting, net revenues recognized for periods following the Transactions are less than they otherwise would have been, and such impact will decline in future periods. Also, the Company recorded a liability in purchase accounting for the fair value of servicing the Company’s members existing at the date of the Transactions for which no revenue will be recognized in the future. Because the liability recorded in purchase accounting is used to offset future servicing costs for such members, the Company’s operating costs are lower for periods following the Transactions than they otherwise would have been. Also, because prepaid commissions were reduced in purchase accounting, marketing and commissions expense for periods following the Transactions are less than they otherwise would have been. The effect of these and other purchase accounting adjustments on the Company’s consolidated results of operations for the three and nine months ended September 30, 2009 as compared to September 30, 2008 was to increase net revenues by $4.8 million and $15.6 million, respectively, marketing and commissions by $2.0 million and $7.0 million, respectively, and operating costs by $0.3 million and $1.2 million, respectively. Additionally, the Company recorded $15.9 million and $48.2 million, respectively, less depreciation and amortization expense for the three and nine months ended September 30, 2009 as compared to the three and nine months ended September 30, 2008, which positively affected results of operations.

TABLE 6

AFFINION GROUP, INC.

UNAUDITED OPERATING SEGMENT RESULTS

(In millions)

Net revenues and Segment EBITDA by operating segment are as follows:

	Net Revenues			Segment EBITDA (1)
	For the Three Months Ended September 30,		Increase (Decrease)	For the Three Months Ended September 30,		Increase (Decrease)
	2009	2008		2009	2008
Affinion North America
Membership products	$184.8	$183.1	$1.7	$38.3	$38.3	$—
Insurance and package products	89.7	95.1	(5.4)	27.0	30.3	(3.3)
Loyalty products	19.6	21.0	(1.4)	6.8	6.2	0.6
Eliminations	(0.8)	(1.1)	0.3	—	—	—

Total North America	293.3	298.1	(4.8)	72.1	74.8	(2.7)
Affinion International
International products	67.8	66.7	1.1	12.7	10.4	2.3

Total products	361.1	364.8	(3.7)	84.8	85.2	(0.4)
Corporate	—	—	—	(2.1)	(1.3)	(0.8)

Total	$361.1	$364.8	$(3.7)	82.7	83.9	(1.2)

Depreciation and amortization				(51.7)	(68.4)	16.7

Income from operations				$31.0	$15.5	$15.5

	Net Revenues			Segment EBITDA (1)
	For the Nine Months Ended September 30,		Increase (Decrease)	For the Nine Months Ended September 30,		Increase (Decrease)
	2009	2008		2009	2008
Affinion North America
Membership products	$534.5	$529.7	$4.8	$104.7	$93.6	$11.1
Insurance and package products	257.3	281.9	(24.6)	82.5	99.8	(17.3)
Loyalty products	54.2	51.6	2.6	18.1	15.3	2.8
Eliminations	(2.8)	(3.2)	0.4	—	—	—

Total North America	843.2	860.0	(16.8)	205.3	208.7	(3.4)
Affinion International
International products	185.4	198.3	(12.9)	28.9	23.7	5.2

Total products	1,028.6	1,058.3	(29.7)	234.2	232.4	1.8
Corporate	—	—	—	(5.2)	(4.5)	(0.7)

Total	$1,028.6	$1,058.3	$(29.7)	229.0	227.9	1.1

Depreciation and amortization				(153.2)	(205.6)	52.4

Income from operations				$75.8	$22.3	$53.5

(1)	See Reconciliation of Non-GAAP Financial Measures on Table 7 below for a discussion on Segment EBITDA.

TABLE 7

AFFINION GROUP, INC.

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

TO GAAP FINANCIAL MEASURES (UNAUDITED)

(In millions, except ratios)

Set forth below is a reconciliation of our consolidated net cash provided by operating activities for the twelve months ended September 30, 2009 and the three and nine months ended September 30, 2009 and 2008 to our Adjusted EBITDA.

	For the Twelve Months Ended September 30, 2009(a)	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
		2009	2008	2009	2008
Net cash provided by operating activities	$113.6	$24.6	$52.2	$118.9	$108.4
Interest expense, net	148.8	35.8	35.2	93.3	85.7
Income tax expense	8.5	6.4	3.1	9.9	8.9
Amortization of favorable and unfavorable contracts	2.4	0.6	0.8	1.7	2.3
Amortization of debt discount and financing costs	(7.2)	(2.5)	(1.5)	(5.7)	(4.4)
Unrealized gain (loss) on interest rate swaps	(26.2)	(5.0)	(3.9)	(2.2)	8.1
Deferred income taxes	9.1	3.2	(1.3)	6.8	(3.8)
Interest accretion on held-to-maturity debt securities	2.3	1.9	—	2.3	—
Payment received for assumption of loyalty points program liability s (b)	(6.7)	(6.0)	—	(6.7)	(7.4)
Changes in assets and liabilities	63.0	24.9	2.6	14.6	34.4
Effect of the Transaction, reorganizations, certain legal costs, and net cost savings (b)	(2.5)	—	0.5	(1.3)	0.2
Other, net (c)	8.0	2.2	(1.8)	2.5	—

Adjusted EBITDA(d)(e)	$313.1	$86.1	$85.9	$234.1	$232.4

(a)

Represents consolidated financial data for the year ended December 31, 2008, minus consolidated financial data for the nine months ended September 30, 2008 plus consolidated financial data for the nine months ended September 30, 2009.

(b)

Effect of the Transactions, reorganizations, certain legal costs and net cost savings – eliminates the effects of the Transactions, prior business reorganizations, non-recurring revenues and gains, legal expenses for certain legal matters, and certain severance costs. See Table 5 for additional information regarding the effect of the Transactions.

(c)

Other, net – eliminates net changes in other reserves, foreign currency gains and losses relating to unusual, non-recurring intercompany transactions, consulting fees paid to Apollo and other non-recurring costs related to acquisitions.

(d)

Adjusted EBITDA consists of income from operations before depreciation and amortization further adjusted to exclude non-cash and unusual items and other adjustments permitted in our debt agreements to test the permissibility of certain types of transactions, including debt incurrence. We believe that the inclusion of Adjusted EBITDA is appropriate as a liquidity measure. Adjusted EBITDA is not a measurement of liquidity or financial performance under U.S. GAAP and Adjusted EBITDA may not be comparable to similarly titled measures of other companies. You should not consider Adjusted EBITDA as an alternative to cash flows from operating activities determined in accordance with U.S. GAAP, as an indicator of cash flows, as a measure of liquidity, as an alternative to operating or net income determined in accordance with U.S. GAAP or as an indicator of operating performance.

(e)

Adjusted EBITDA does not give pro forma effect to our acquisition of a travel business from RCI Europe and our acquisition of Loyaltybuild, Limited, a loyalty program benefit provider and accommodation reservation booking business that were completed in the fourth quarter of 2008. However, we do make such pro forma adjustment as if such acquisitions had occurred on October 1, 2008 in calculating the Adjusted EBITDA under our senior secured credit facility and the indentures governing our senior notes, senior subordinated notes and 2009 senior notes.

TABLE 7 – cont’d

Set forth below is a reconciliation of our consolidated net loss for the twelve months ended September 30, 2009 and the three and nine months ended September 30, 2009 and 2008 to our Adjusted EBITDA.

	For the Twelve Months Ended September 30, 2009(a)	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
		2009	2008	2009	2008
Net loss attributable to Affinion Group, Inc.	$(58.0)	$(16.3)	$(20.3)	$(39.6)	$(70.3)
Interest expense, net	148.8	35.8	35.2	93.3	85.7
Income tax expense	8.5	6.4	3.1	9.9	8.9
Non-controlling interest	0.8	0.3	0.3	0.7	0.6
Other (income) expense, net	(2.2)	4.8	(2.8)	11.5	(2.6)
Depreciation and amortization	207.8	51.7	68.4	153.2	205.6
Effect of the Transactions, reorganizations, and non-recurring revenues and gains (b)	(7.1)	(1.9)	0.3	(5.7)	0.6
Certain legal costs (c)	—	1.4	(0.2)	1.3	(1.5)
Net cost savings (d)	4.6	0.5	0.4	3.1	1.1
Other, net (e)	9.9	3.4	1.5	6.4	4.3

Adjusted EBITDA(f)(g)	$313.1	$86.1	$85.9	$234.1	$232.4

Interest coverage ratio (h)	2.79
Consolidated leverage ratio (i)	4.32
Fixed charge coverage ratio (j)	2.57

(a)

Represents consolidated financial data for the year ended December 31, 2008, minus consolidated financial data for the nine months ended September 30, 2008 plus consolidated financial data for the nine months ended September 30, 2009.

(b)

Effect of the Transactions, reorganizations and non-recurring revenues and gains – eliminates the effects of the Transactions, prior business reorganizations and non-recurring revenues and gains. For the periods presented, the amounts relate entirely to the effect of the Transactions. See Table 5 for additional information regarding the effect of the Transactions.

(c)	Certain legal costs – represents legal costs, net of reimbursements, for certain litigation matters.
(d)	Net cost savings – represents the elimination of severance costs incurred.
(e)

Other, net – represents: (i) net changes in other reserves, (ii) the elimination of stock-based compensation expense, (iii) the elimination of foreign currency gains and losses relating to unusual, non-recurring intercompany transactions, (iv) consulting fees paid to Apollo, and (v) other non-recurring costs related to acquisitions.

(f)

Adjusted EBITDA consists of income from operations before depreciation and amortization further adjusted to exclude non-cash and unusual items and other adjustments permitted in our debt agreements to test the permissibility of certain types of transactions, including debt incurrence. We believe that the inclusion of Adjusted EBITDA is appropriate as a liquidity measure. Adjusted EBITDA is not a measurement of liquidity or financial performance under U.S. GAAP and Adjusted EBITDA may not be comparable to similarly titled measures of other companies. You should not consider Adjusted EBITDA as an alternative to cash flows from operating activities determined in accordance with U.S. GAAP, as an indicator of cash flows, as a measure of liquidity, as an alternative to operating or net income determined in accordance with U.S. GAAP or as an indicator of operating performance.

(g)

Adjusted EBITDA does not give pro forma effect to our acquisition of a travel business from RCI Europe and our acquisition of Loyaltybuild, Limited, a loyalty program benefit provider and accommodation reservation booking business that were completed in the fourth quarter of 2008. However, we do make such pro forma adjustment as if such acquisitions had occurred on October 1, 2008 in calculating the Adjusted EBITDA under our senior secured credit facility and the indentures governing our senior notes, senior subordinated notes and 2009 senior notes.

(h)

The interest coverage ratio is defined in our senior secured credit facility (Adjusted EBITDA, as defined, to interest expense, as defined). The interest coverage ratio must be greater than 1.90 to 1.0 at September 30, 2009.

(i)

The consolidated leverage ratio is defined in our senior secured credit facility (total debt, as defined, to Adjusted EBITDA, as defined). The consolidated leverage ratio must be less than 5.25 to 1.0 at September 30, 2009.

(j)

The fixed charge coverage ratio is defined in the indentures governing the senior notes, the senior subordinated notes and the 2009 senior notes (Consolidated Cash Flows, as defined, which is equivalent to Adjusted EBITDA (as defined in the Affinion Credit Facility) to fixed charges, as defined).

Set forth below is a reconciliation of our consolidated net loss for the twelve months ended September 30, 2009 and the three and nine months ended September 30, 2009 and 2008 to our Segment EBITDA.

	For the Twelve Months Ended September 30, 2009(a)	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
		2009	2008	2009	2008
Net loss attributable to Affinion Group, Inc.	$(58.0)	$(16.3)	$(20.3)	$(39.6)	$(70.3)
Interest expense, net	148.8	35.8	35.2	93.3	85.7
Income tax expense	8.5	6.4	3.1	9.9	8.9
Non-controlling interest	0.8	0.3	0.3	0.7	0.6
Other (income) expense, net	(2.2)	4.8	(2.8)	11.5	(2.6)
Depreciation and amortization	207.8	51.7	68.4	153.2	205.6

Segment EBITDA	$305.7	$82.7	$83.9	$229.0	$227.9

a)

Represents consolidated financial data for the year ended December 31, 2008, minus consolidated financial data for the nine months ended September 30, 2008 plus consolidated financial data for the nine months ended September 30, 2009.